Exhibit 99.1

October 14, 2011

Re: Distributions from Wells Real Estate Fund X, L.P. Property Sales

Dear Financial Representative:

We are providing you and your clients with an estimate of your clients' anticipated net proceeds from the sale of certain properties owned by Wells Real Estate Fund X, L.P., in which your clients have invested. We expect to distribute these net sale proceeds in November. As indicated in our letter dated September 16, 2011, your client(s) must be a limited partner effective October 1, 2011 to be eligible for this distribution. Please note that this includes any transfers of unit ownership that were received at our office in good order by September 30, 2011. For your reference, we have enclosed the following:

•	A sample of the letter sent to your client(s) who will be receiving a distribution of net sale proceeds.

•	A list of your client(s) who will be receiving letters, including the current distribution instructions we have on file and the estimated amounts of the distributions.

In the event that we do not have net sale proceeds distribution instructions for your client(s) on file, Wells will default to distributing funds as follows:

•
Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within the IRA in order to avoid creating any unwanted tax liability. The funds will remain in this Money Market account within the IRA until Reliance receives instructions from your client(s). Please note that a Reliance distribution election form must be completed by the investor in order to distribute funds out of the IRA.

•	Account(s) with a third-party Custodian other than Reliance Trust Company: A check will be sent directly to the third-party custodian.

•	Direct-Held Account(s) (with no Custodian): A check will be sent directly to the primary address of record.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET).

6200 The Corners Parkway    Norcross, GA 30092-3365    Tel: 770-449-7800Tel: 800-557-4830    Fax: 770-243-8198
www.WellsREF.com

Thank you for your support of Wells Real Estate Fund X, L.P. and the Wells organization through the years.

Sincerely,

Thomas E. Larkin
Chief Sales Officer

Enclosures

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

LPMPLTRI1109-0605REP